Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

Endocyte Provides First Quarter 2018 Financial Results and Operational Update

– Recently Updated Phase 2 Data on 177Lu-PSMA-617 Published in The Lancet Oncology Favorable to Preliminary Data Presented at 2017 ESMO Congress –

– Positive End of Phase 2 FDA Meeting Set Stage for Successful Financing in First Quarter –

– Phase 3 VISION Trial on Track for First Patient Visit in Q2 2018 –

– Conference Call Today at 8:30 a.m. EDT –

WEST LAFAYETTE, Ind., May 9, 2018 (GLOBE NEWSWIRE) – Endocyte, Inc. (Nasdaq:ECYT), a biopharmaceutical company developing targeted therapeutics for personalized cancer treatment, today announced financial results for the first quarter ending Mar. 31, 2018 and provided an operational update.

“We made important progress during the first quarter in establishing the design of our phase 3 VISION trial of 177Lu-PSMA-617, securing clinical supply of no-carrier-added Lutetium, and raising sufficient capital to fund the company through expected completion of the trial,” said Mike Sherman, president and CEO of Endocyte. “We continue to expect the first patient visit in the VISION trial in the second quarter and are working to advance EC17/CAR T-cell therapy, our folate-targeted CAM-based therapy, for which we expect to have an IND submitted in the fourth quarter of 2018.”

Mr. Sherman continued, “In addition, we are encouraged by the updated 30 patient data from the ongoing phase 2 trial at Peter MacCallum Cancer Centre in Melbourne, Australia, published today in The Lancet Oncology. We anticipate an update at the American Society of Clinical Oncology Annual Meeting in June with early data on the additional 20 patients dosed in the expansion phase of that trial. Enrollment also continues in the phase 2 TheraP trial in Australia comparing 177Lu-PSMA-617 to cabazitaxel in 200 patients.”

First Quarter and Recent Highlights

•

Finalized the design for the phase 3 VISION trial evaluating 177Lu-PSMA-617 in patients with metastatic castration-resistant prostate cancer (mCRPC) following a successful End-of-Phase 2 meeting with the U.S. Food and Drug Administration.

•	Announced an agreement with ITM Isotopen Technologien München AG to supply no-carrier-added Lutetium (177Lu) to support the phase 3 VISION trial.
•

Presented data on the chimeric antigen receptor T-cell (CAR T) adaptor molecule (CAM) platform at the American Association for Cancer Research Annual Meeting 2018 confirming the anti-tumor activity of Endocyte’s folate-targeted EC17/CAR T-cell therapy.

•

Completed an underwritten registered public offering of 20,535,714 shares of its common stock, including full exercise of the underwriters’ option to purchase additional shares of common stock, at a public offering price of $4.20 per share. Endocyte received aggregate net proceeds from the offering of approximately $80.9 million.

•	Hired additional experienced clinical trial professionals to ensure strong execution and support the success of its clinical programs.
•

Elected Patrick Machado, J.D., co-founder and former chief business and financial officer of Medivation, and Dawn Svoronos, former president of Merck’s Europe/Canada region, to serve on the Board of Directors, bringing significant commercial leadership and understanding of the prostate cancer market to the Board.

Expected 2018 Milestones

•	First patient visit for phase 3 VISION trial of 177Lu-PSMA-617 in mCRPC (2Q 2018).
•

50-patient response rate data readout of investigator-initiated trial of 177Lu-PSMA-617 in mCRPC patients at Peter MacCallum Cancer Centre in Melbourne, Australia, to be presented at the Annual Meeting of the American Society of Clinical Oncology (ASCO)  (June 2018).

•	Publications on additional ongoing investigator-initiated clinical trials of 177Lu-PSMA-617 in prostate cancer patients (2018).
•	IND for phase 1 trial of EC17/CAR T-cell therapy in patients with osteosarcoma (4Q 2018).

First Quarter 2018 Financial Results

Endocyte reported a net loss of $8.6 million, or $0.16 per basic and diluted share, for the first quarter of 2018, compared to a net loss of $11.5 million, or $0.27 per basic and diluted share for the same period in 2017.

Research and development expenses were $5.3 million for the first quarter of 2018, compared to $8.0 million for the same period in 2017. The decrease was primarily attributable to a strategic portfolio review announced in June 2017 which led to a reduction in workforce and the discontinuation of certain research and development activities, including: a decrease of $1.4 million in expenses related to pre-clinical work and general research, including the development of EC2629; a decrease of $0.8 million in EC1169 trial expenses; a decrease of $0.6 million in EC1456 trial expenses; a decrease of $0.5 million in compensation expense as a result of employee terminations since March 31, 2017, and a decrease of $0.4 million in manufacturing expense for EC1169 and EC1456. These decreases were partially offset by: an increase of $0.8 million in expenses related to development of PSMA-617; and an increase of $0.2 million related to our CAR T-cell therapy program.

General and administrative expenses were $3.8 million for the first quarter of 2018, which were consistent with the $3.7 million of expenses for the same period in 2017.

Cash, cash equivalents and investments were $173.1 million at Mar. 31, 2018, compared to $127.6 million at Mar. 31, 2017, and $97.5 million at Dec. 31, 2017. Cash, cash equivalents and investments of $173.1 million at Mar. 31, 2018 included $80.9 million of net proceeds from our public offering of 20,535,714 shares of our common stock that closed in March 2018.

Financial Expectations

The company anticipates its cash, cash equivalents and investments balance at the end of 2018 to exceed $130 million. Based on current operational assumptions, Endocyte has sufficient cash to fund its activities through the expected end of the VISION trial and potential proof of concept of its EC17/CAR T-cell therapy.

Conference Call

Endocyte management will host a conference call today at 8:30 a.m. EDT.

U.S. and Canadian participants:(877) 845-0711

International:(760) 298-5081

A live, listen-only webcast of the conference call may be accessed by visiting the Investors & News section of the Endocyte website,  www.endocyte.com.

The webcast will be recorded and available on the company's website for 90 days following the call.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section. Endocyte uses this website as a means of disclosing material information in compliance with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the “Investors & News” section of

Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the personalized treatment of cancer. The company's drug conjugation technology targets therapeutics and companion imaging agents specifically to the site of diseased cells. Endocyte's lead program is a prostate specific membrane antigen (PSMA)-targeted radioligand therapy, 177Lu-PSMA-617, entering phase 3 for metastatic castration-resistant prostate cancer (mCRPC). Endocyte also expects to have an Investigational New Drug application submitted in the fourth quarter of 2018 for its adaptor-controlled CAR T-cell therapy which will be initially studied in osteosarcoma. For additional information, please visit Endocyte's website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to future spending, future cash balances, future use of capital, sufficiency of cash, the timing of initiation, interim assessments and completion of clinical trials, the enrollment period for, and availability and reporting of data from, ongoing and future clinical trials, the occurrence and timing of actions by regulatory agencies, estimates of the potential market opportunity for the company’s product candidates, and the company's future development plans including those relating to the completion of pre-clinical development in preparation for possible future clinical trials and future sources of supply of product candidates to support clinical and commercial activities. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company or independent investigators may experience delays in the initiation or completion of clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that suppliers or other third party contractors may not fulfill their contractual obligations on a timely basis or at all;  risks that data from prior clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; risks that early stage pre-clinical data may not be indicative of subsequent data when expanded to additional pre-clinical models or to subsequent clinical data; risks that evolving competitive activity and intellectual property landscape may impair the company's ability to capture value for the technology; risks that expectations and estimates turn out to be incorrect, including estimates of the potential markets for the company’s product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected future revenues, operations, expenditures and cash position. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.

Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2017	2018

Collaboration revenue	$12	$16
Costs and expenses:
Research and development	7,994	5,255
General and administrative	3,745	3,778
Total costs and expenses	11,739	9,033
Loss from operations	(11,727)	(9,017)

Interest income, net	235	413
Other income, net	3	1
Net loss	$(11,489)	$(8,603)

Net loss per share - basic and diluted	$(0.27)	$(0.16)

Comprehensive loss	$(11,501)	$(8,617)

Weighted average number of common shares used in net loss per share – basic and diluted:	42,434,709	55,000,743

Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of March 31,
	2017	2018
		(unaudited)
Assets
Cash, cash equivalents and investments	$97,471	$173,125
Other assets	3,291	3,553
Total assets	$100,762	$176,678

Liabilities and stockholders’ equity
Current liabilities	$4,546	$4,613
Deferred revenue and other liabilities, net of current portion	732	363
Total stockholders’ equity	95,484	171,702
Total liabilities and stockholders’ equity	$100,762	$176,678